EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-173468) and Form S-8 (File No. 333-163638) of Pebblebrook Hotel Trust of our report dated February 16, 2012, with respect to the combined balance sheet of DP Fee Holding Co., LLC and DP Lease Holding, LLC as of December 31, 2011 and the related combined statements of members’ (deficit), operations and cash flows for the period July 29, 2011 to December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Pebblebrook Hotel Trust.

/s/ PKF O’Connor Davies
A Division of O’Connor Davies, LLP

New York, New York
February 16, 2012